Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
marytconway@comcast.net

PLC SYSTEMS REPORTS THIRD QUARTER 2010 RESULTS

Awarded $244,000 Grant Under the U.S. Qualified Therapeutic Discovery Project Program

FRANKLIN, Mass., November 15, 2010 –– PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three- and nine-month periods ended September 30, 2010.

Third quarter 2010 total revenues were $892,000, a decrease from $1,023,000 reported in the third quarter of 2009. The net loss for the third quarter of 2010 was $5,000, or $0.00 per basic and diluted share, compared to a net loss of $358,000, or $0.01 per basic and diluted share, in the third quarter of 2009.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated, “In the third quarter, PLC faced some challenging distractions that have now been successfully resolved. We had been in negotiations with our exclusive U.S. TMR distributor, Novadaq Technologies, to purchase the entire TMR business, and were very pleased to announce last week that we had signed an agreement to sell this business.  This important step will provide a critical cash infusion to our company, and enable us to focus entirely on our RenalGuard® operations going forward.”

He added, “While RenalGuard’s performance in the past quarter was uncharacteristically weak, we have also seen some very positive developments that bode well for the business.  In particular, we were extremely pleased with the positive conclusions from the Italian investigator-sponsored MYTHOS clinical trial that were presented in late September at the TCT conference. We believe that this compelling scientific evidence that RenalGuard is safe and effective at combating Contrast-Induced Nephropathy will galvanize our distributor network in Europe to increase sales of our RenalGuard consoles and single use sets.  In October, this same data was presented at the National Congress of the Italian Society of Invasive Cardiology, and was accorded strong interest by attendees, who would be natural early adopters.”

Mr. Tauscher concluded, “We have been working diligently to improve our financial situation, starting with the recently-announced pending sale of our TMR assets for $1 million in cash, and recent progress in our efforts to secure additional financing for our RenalGuard program.  We were also very pleased to learn recently that our RenalGuard System™ was awarded a $244,000 grant under the IRS Qualifying Therapeutic Discovery Project (QTDP). These QTDP funds will support our ongoing development of RenalGuard and comes at a critical time for our company.”

Financial Update

During the third quarter of 2010 PLC shipped 25 single use RenalGuard disposable sets and one RenalGuard console internationally, compared to 275 RenalGuard single-use disposable sets and 9 consoles that shipped in the third quarter of 2009.

A total of 210 disposable TMR kits were shipped during the third quarter of 2010 to hospitals worldwide, primarily in the U.S. by Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products, compared to 223 disposable TMR kits that were shipped worldwide during the third quarter of 2009. PLC recorded no TMR laser shipments during the third quarters of 2010 or 2009.

Disposable TMR kit revenue in the third quarter of 2010 increased by $108,000 compared to the third quarter of 2009, reflecting for the most part a higher level of deferred kit revenue amortization. RenalGuard produced $17,000 of revenues in the third quarter of 2010, compared to $178,000 in the third quarter of 2009, reflecting the lower level of consoles and single use sets shipped in the current year period.

Sales, General and Administrative costs decreased to $545,000 in the third quarter of 2010, from $702,000 in the third quarter of 2009, reflecting the positive impact of decreased compensation expenses in the third quarter as a result of the February 2010 workforce reduction, offset by slightly higher legal expenses. Research & Development expenses decreased to $115,000 in the third quarter of 2010, from $180,000, again reflecting the savings in compensation stemming from the reduction in PLC’s workforce.

As of September 30, 2010, PLC reported $1,325,000 in cash and equivalents, a decrease of $149,000 from the Company’s cash position as of June 30, 2010, and a decrease of $1,361,000 from the $2,686,000 held as of December 31, 2009.

Nine Months Results

For the first nine months of 2010, total revenues were $2,973,000, down 22% from $3,810,000 in the same period of 2009. The net loss for the first nine months of 2010 was $765,000, or $0.03 per share, compared to a net loss of $1,023,000, or $0.03 per share, in the first nine months of 2009.

Sale of TMR Business

On November 8, 2010, PLC announced that it had signed a definitive agreement to sell all of its TMR assets to Novadaq Technologies for a purchase price of $1 million U.S. in cash, plus the assumption of all obligations under service contracts totaling approximately $700,000. The transaction, which requires approval by PLC’s shareholders at a special meeting of shareholders, as well as other customary closing conditions, is expected to be completed within the next 90 days.

IRS QTDP Grant

PLC received a grant of $244,000 in the fourth quarter this year from the IRS Qualifying Therapeutic Discovery Project (QTDP) Program. The $1.0 billion in funding and credits allocated to the QTDP Program is being distributed to companies with fewer than 250 employees whose research shows the greatest potential to result in new therapies that address areas of unmet medical need.

“We are very pleased that the QTDP Program recognized the innovative potential of our RenalGuard System to treat the growing problem of Contrast-Induced Nephropathy in at-risk patients undergoing medical imaging procedures,” said Mr. Tauscher. “The grant will support the continued development of our RenalGuard System, building upon the positive scientific data shown in late September.”

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors including that we may not obtain the required shareholder approval necessary for the sale of our TMR assets, other closing conditions to the proposed TMR asset sale transaction may not be met or other circumstances may occur prior to the anticipated closing that would result in this transaction not being concluded, we may be unable to raise capital necessary to continue our operations, we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn,  the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2009, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Product sales	$590	$701	$2,101	$2,824
Service fees	302	322	872	986
Total revenues	892	1,023	2,973	3,810

Cost of revenues:
Product sales	100	311	739	1,059
Service fees	137	189	431	516
Total cost of revenues	237	500	1,170	1,575
Gross profit	655	523	1,803	2,235

Operating expenses:
Selling, general and administrative	545	702	2,184	2,667
Research and development	115	180	482	594
Total operating expenses	660	882	2,666	3,261

Gain on the sale of assets	—	—	(98)	—
Loss from operations	(5)	(359)	(765)	(1,026)

Other income, net	—	1	—	3
Net loss	$(5)	$(358)	$(765)	$(1,023)

Basic and diluted loss per share	$(0.00)	$(0.01)	$(0.03)	$(0.03)

Average shares outstanding:
Basic and diluted	30,351	30,351	30,351	30,351

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2010	2009
Cash and cash equivalents	$1,325	$2,686
Total current assets	3,173	4,787
Total assets	3,399	5,042
Total current liabilities	2,049	2,923
Shareholders’ equity	1,171	1,729

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